EXHIBIT 10.1

AGREEMENT FOR MANAGEMENT AND

BUSINESS DEVELOPMENT SERVICES

This Agreement (“Agreement”) is entered into this date by and between COMMUNITY INSURANCE CORP., an Alabama corporation (“Corporation”), COMMUNITY BANK, an Alabama banking corporation (“Bank”) and SCOTT HEAD (“Consultant”).

In consideration of the mutual promises of the parties and other good and valuable consideration, the parties hereby agree to the following terms.

Section 1. Services. Corporation engages Consultant to assist in the management of its business operations and the development of new business opportunities. Services will include evaluating staff, policies, processes and procedures, recommending changes to the foregoing and overseeing the implementation of such changes, as well as identifying and realizing potential business opportunities with new and/or existing customers. In addition, Bank engages Consultant to advise it with respect to its welfare benefit plans, including, without limitation, its group health and dental insurance plan; provided, however, that nothing in this agreement shall require that Bank accept any such recommendations and Bank shall not be liable to Consultant for any compensation as a result of recommendations which Bank chooses not to implement.

Section 2. Term. The initial term of this Agreement shall be one (1) year beginning on June 1, 2006. Either party may terminate the Agreement at any time upon thirty (30) days written notice to the other party.

Services 3. Compensation. For such services, the Corporation shall compensate Consultant at a flat rate of Seven Thousand and Eighty-Four Dollars ($7,084.00) per month payable on the first day of each month. Bank agrees to pay to Consultant ten percent (10%) of the agreed upon savings it realizes for a period of three (3) months due to implementation of Consultant’s benefit plan recommendations. In addition, Corporation or Bank, as applicable, shall reimburse Consultant for all reasonable expenses incurred in the performance of the services contemplated hereby and submitted with required documentation. Travel expenses shall be reimbursed at the IRS mileage rate in effect at the time the travel is incurred.

Section 4. Relationship of the Parties. The parties intend that the relationship between them created under this Agreement is that of an independent contractor only. Consultant is not to be considered an agent or employee of Corporation for any purpose. Corporation is interested only in the results obtained under this Agreement; the manner and means of performing the services are subject to Consultant’s sole control. Consultant shall be responsible for all state, federal, and local taxes, including estimated taxes, and employment reporting for Consultant or any employees or agents of Consultant.

Section 5. Confidentiality. Consultant shall maintain in confidence any information about Corporation, its business, strategic plans, activities, or customers relationships, and any nonpublic personal information about customers of Corporation acquired by Consultant as a result of the consulting work carried out pursuant to this Agreement. Consultant shall not, without Corporation’s prior authorization, directly or indirectly use, publish, or disclose to others any such information. These obligations of confidentiality shall continue throughout the duration of this Agreement and thereafter.

Section 6 Records. All records, sketches, drawings, prints, computations, charts, reports, and other documentation made by Consultant in the course of the consulting work performed hereunder, or in anticipation of the consulting work to be performed in regard to this Agreement, shall at all times be and remain the sole property of Corporation. Consultant shall turn over to Corporation all copies of such documentation on request by Corporation.

Section 7. Nonpiracy Agreement. Consultant hereby covenants and agrees that for a period of two years from the date of termination of this Agreement, Consultant will not solicit any customer of Corporation for the sale of property, casualty, or life insurance. The provisions of this Section 7 shall survive the termination of this Agreement.

Section 8. Law Governing. This agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

IN WITNESS WHEREOF, the parties have executed this agreement on this 30th day of May, 2006.

/s/ Scott Head
Scott Head

COMMUNITY INSURANCE CORP.

By:	/s/ John W. Brothers
Its:	Vice Chairman

COMMUNITY BANK

By:	/s/ John W. Brothers
Its:	Chief Operating Officer